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                                                                   EXHIBIT 10.29


                              EMPLOYMENT AGREEMENT


      This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of January 25, 2001, (the "Effective Date") and is entered into between WEIRTON STEEL CORPORATION, a Delaware corporation (the "Company"), and JOHN H. WALKER (the "Employee").

      WHEREAS, Employee and Company have previously entered into an Employment Agreement dated as of March 13, 2000 and whereas the Company now desires to employ the Employee as its President and Chief Executive Officer and desires to embody in this Agreement the terms and conditions of Employee's employment by the Company.

      NOW, THEREFORE, the parties hereby agree as follows:

      1. Employment. Company hereby employs Employee and Employee hereby accepts employment from Company upon the terms and conditions hereinafter set forth, and all previously executed Employment Agreements between the parties are hereby superseded and of no further force and effect.

      2.    Term and Termination of Employment; Survival of Obligations.

      (a) Term. The term of employment under this Agreement shall commence on the Effective Date and end on the date this Agreement is terminated by either the Company or Employee in accordance with the provisions of this Agreement (the "Termination Date").

      (b) Termination by Company. Company may, at its election, terminate the employment of Employee and related obligations of Company under this Agreement as follows:



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            (1) For Disability. Upon 30 days prior notice in writing in the event Employee has been so incapacitated that he has been unable to perform the services required of him hereunder for a period of at least 150 of 180 consecutive calendar days and such inability is continuing at the time of the giving of such notice. Company, at its sole cost and expense, shall continue to provide and keep in force during the period of incapacity which remains after the Termination Date, but not after Employee attains age 65, income replacement, sickness and accident and health insurance coverages for Employee and his dependents of the types provided by the group benefit plans of Company for employees of the highest job classification under Company's Program of Insurance Benefits for Salaried Employees (the "Insurance Program"), which coverages shall be at a level commensurate with those provided to employees in the highest job classification.

            (2) For Just Cause. "For just cause" upon notice in writing of such termination to Employee. Termination of Employee's employment by Company shall constitute a termination "for just cause" only if such termination is for one or more of the following reasons: (i) conviction of a felony punishable by a prison sentence of more than one year; (ii) habitual use of drugs without a prescription or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with Employee's performance of his duties; (iii) refusal or failure, after written notice from Company, by Employee to perform or discharge duties and responsibilities appropriate to his position as President and Chief Executive


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            Officer which are properly assigned to him by the Board of Directors of the Company (the "Board"), which refusal or failure amounts to an extended and gross neglect of his duties to Company; (iv) breach of
            Section 8 of this Agreement; or (v) breach of any confidentiality agreement between Company and Employee.

            (3) Without Cause. Without cause upon not less than 5 days prior notice in writing, provided that within 10 days of the Termination Date Company shall pay to Employee a single lump sum amount (the "Lump Sum Payment"), calculated as follows, where:

            X is 24 months of Employee's Base Salary (as hereinafter defined); and

            Y is any applicable federal, state or local tax or liability imposed on Employee as a result of the Lump Sum Payment, including, without limitation, social security taxes, income taxes and excise taxes, which amount shall be withheld by Company and paid by Company to the appropriate agency for and on behalf of Employee.

            Then, LUMP SUM PAYMENT = X + Y.

It is the intent of the parties that the foregoing Lump Sum Payment calculation shall result in the receipt by Employee of an amount equal to 24 months of Employee's Base Salary net of all applicable federal, state and local taxes, and the payment by Company to the appropriate taxing authority of any applicable federal, state or local tax or liability imposed on Employee. Furthermore, for a period of 24 months following the Termination Date, Company shall continue to provide for Employee the medical, dental, life and disability insurance, which were provided


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to Employee immediately prior to the giving of such notice. In the event of a termination pursuant to this Section 2(b)(3), Employee shall be treated as an inactive employee for 24 months after the Termination Date. If Company terminates the employment of Employee in accordance with Section 2(b)(1) or if Employee is at the time under an incapacity of a nature or type which would entitle Company to terminate such employment, but for the failure of the passage of the 180 consecutive day period set forth in subsection (1) of Section 2(b), Company shall not be deemed to have terminated the employment of Employee without cause pursuant to this Section 2(b)(3).

            Company shall be deemed to have agreed to a termination without cause in accordance with this subsection (3) of Section 2(b) from and after the date, without the consent of the Employee (which may be obtained before or after the relevant event), (x) Employee is assigned duties other than those of President and Chief Executive Officer, (y) Employee is required to report other than to the Board of Directors of the Company, or (z) Employee is required to reside other than in the Weirton, West Virginia area or Greater Pittsburgh area in order to perform his duties for Company provided that Employee notifies the Company of his election to treat any of the above events (x), (y) or (z) as a termination without cause within 30 days of the event in writing by sending such notice to the Company via First Class U.S. mail addressed to: Weirton Steel Corporation, 400 Three Springs Drive, Weirton, WV 26062.

      (c) Termination by Employee. Employee may terminate his employment hereunder upon 90 days prior notice in writing thereof to Company, in which event from and after the Termination Date, Company shall have no further obligations under this Agreement, except as


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required by law or as specifically set forth herein; provided, that upon the receipt of such notice, Company may without further financial obligation terminate the employment of the Employee at any earlier date of Company's choosing after its receipt of such notice and prior to the expiration of the 90 day notice period.

      (d) Survival of Obligations. Except as otherwise specifically set forth in this Agreement or as otherwise prohibited by law, all rights and obligations of Employee, except such obligations as are created by Sections 6, 7 and 8 hereof, and all obligations of Company under this Agreement, shall cease on, and as of, the Termination Date.

      3.    Compensation.

      (a) Salary and Bonus. The Company shall pay Employee a salary (the "Base Salary") of $395,000 per year or such greater amount as may be from time to time be authorized by the Board or any authorized committee thereof. The Base Salary shall be payable in such installments and at such times as conform to the general payroll practices of Company. Employee shall be eligible to participate in Company's Management Incentive Plan or any other Bonus Plan (the "Bonus Plan") at a level commensurate with his position as President and Chief Executive Officer of Company targeted to an annual incentive payment of 50% of annual base compensation for attaining annual goals and 120% of annual base compensation for attaining long term incentive goals as established by the Management Development and Compensation Committee of the Board of Directors. In the event the employment of Employee is terminated by Company prior to the end of any fiscal year of Company, except pursuant to Section 2(b)(2) or 2(c), the bonus, if any, payable pursuant to the Bonus Plan for the fiscal year in which


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termination occurs shall be pro-rated by multiplying the bonus amount by a fraction, the numerator of which is the number of days elapsed in the fiscal year to and including the Termination Date and the denominator of which is 365. If the employment of Employee is terminated pursuant to Section 2(b)(2) or 2(c) no bonus shall be paid with respect to the fiscal year in which such termination occurs.

      (b) Automobile Expenses. Company shall reimburse Employee for his business-related automobile expenses in accordance with the Company's policy generally applicable to its Senior Executives.

      (c) Other Benefit Programs. Company shall provide, during the term hereof, coverage for Employee under the Insurance Program and its other benefit programs, as applicable from time to time to its salaried employees of the highest job classification. In the event that the employment of Employee is terminated pursuant to Section 2 under circumstances where Company has an obligation after the Termination Date to continue coverages under one or more health care plans in the Insurance Program, or otherwise, such coverages in all cases shall be coordinated with similar or comparable coverages thereafter provided to Employee by any third party employer, with such third party coverages being deemed primary and the coverages maintained by Company being deemed secondary or supplementary, so as to be reduced on a dollar-for-dollar basis by the amount of benefits payable under such third party coverages. Employee shall submit to any required physical examination and shall provide any required information in connection with the acquisition or maintenance of any insurance pursuant to this Agreement. Employee shall be eligible for, and participate in, such other perquisites, as are


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generally available to salaried employees of Company of the highest job classification and commensurate with other Senior Executives, and nothing in this Agreement shall be deemed to preclude Company from granting such additional remuneration or benefits to Employee as it shall determine in its sole discretion. In addition to the foregoing, once Employee has attained 10 years of service with the Company, for purposes of the Weirton Steel Corporation Executive Healthcare Program, effective July 1, 1999, (the "EHP"), he shall be credited with an additional 5 years of service solely for the purposes of meeting the eligibility requirements of Section 2.01 of the EHP.

      (d) Supplemental Executive Retirement Plan. As of the Effective Date, Employee shall be entitled to participate in the Company's Supplemental Executive Retirement Plan and Supplemental Senior Executive Retirement Plan (collectively the "SERPs"). Employee shall receive "Benefit Service" under the SERPs for his prior employment with Company and Company shall fund the SERPs for such prior years of Benefit and for Employee's future Benefit Service, (net of the previous funding of the SERPs paid to the Employee in accordance with the terms of the SERPs in effect at the time of his earlier termination of employment in 1996, all of which is reflected by the letter from Buck Consultants dated April 23, 2001 attached hereto and made a part hereof as Appendix "A"). It is the intent of the Company and the Employee, upon the attainment of 10 years of Benefit Service with the Company, that Employee shall have a vested benefit from the Senior SERP calculated at 70% of his Average Monthly Earnings, subject to the offsets specified in the Senior SERP and payable as specified in the SERPs and that in the year in which the 10th anniversary of the Plan occurs, that Employee's account shall be


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substantially funded, subject to earlier funding in the event the Employee is terminated pursuant to Section 2(b)(3) hereof.

      (e) Stock Options. Employee shall receive an option to purchase 200,000 shares of the Company's common stock, which option shall be granted as of the 1st day of February 2001 at a price determined in accordance with the terms of the Company's 1998 Employee Stock Option Plan.

      (f) In addition to the life insurance provided to Employee pursuant to Paragraph 3(c) hereof (Other Benefit Programs four times annual Base Salary subject to a maximum of $1.2 million), Company will provide additional life insurance coverage for Employee in the amount of $1.5 million on a term policy basis, payable to such beneficiaries as Employee may from time to time designate. In the event of a termination of this Agreement by the Company or the Employee, Employee may continue the insurance coverage described herein by exercising any conversion privilege contained in said term policy.

      4. Duties. Employee is engaged as President and Chief Executive Officer of the Company and shall perform and discharge well and faithfully the duties commensurate with such position which may be assigned to him from time to time by Company in connection with the conduct of its business. Employee shall serve as a director of the Company and as an officer or director any subsidiary or affiliated entity of the Company during the term of this Agreement, without further compensation.

      5. Extent of Services. Employee shall devote his entire business time, attention and energies to the businesses of Company and shall not during the term of this Agreement be


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engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Employee from investing his personal assets in businesses which do not compete with Company in such form or manner as will not require any significant services on the part of Employee in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, except that Employee may serve as a director of a company having businesses which do not compete with Company or as otherwise authorized by the Board, so long as such service does not interfere with his duties and services hereunder, and except that Employee may purchase securities in any corporation whose securities are regularly traded, provided that such purchases shall not result in his collectively owning beneficially at any time 1% or more of the equity securities of any corporation engaged in a business competitive to that of Company, and provided, further, that such investments and activities do not constitute violations of the Company's Code of Ethics or its established and written policies.

      6. Disclosure of Information. Employee recognizes and acknowledges that Company's trade secrets and proprietary processes as they may exist from time to time are valuable, special and unique assets of Company's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee will not, during or after the term of his employment, in whole or in part, disclose such secrets or processes acquired by virtue of his employment hereunder or his service as a director to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any person, firm,


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corporation or other entity (except Company) under any circumstances during or after the term of his employment, provided, that after the term of his employment, these restrictions shall not apply to such secrets and processes which are then in the public domain (provided that he was not responsible, directly or indirectly, for such secrets or processes entering the public domain without Company's consent).

      7. Inventions. Employee hereby sells, transfers and assigns to Company or to any person, or entity designated by Company all of the right, title and interest of Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by Employee, solely or jointly during the period of his employment hereunder which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by Company, or which otherwise relate to or pertain to the business, functions or operations of Company. Employee shall communicate promptly and disclose to Company, in such form as Employee may be required to do so, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements and to execute and deliver to Company such formal transfers and assignments and such other papers and documents as may be required of Employee to permit Company or any person or entity designated by Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of Company and disclosed by Employee within one (1) year following the Termination Date shall be deemed to fall within the provisions of this Section, unless proved by Employee to have been first conceived and made following the Termination Date.



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            For purposes of Sections 5, 6, 7 and 8, hereof unless the context otherwise requires, the term "Company" shall include divisions, subsidiaries and controlled affiliated entities of the Company, and "businesses" of Company shall include businesses of any of such entities.

      8. Nondisparagement. For the period commencing on the Effective Date and continuing for 24 months following the Termination Date, Employee will not, in any form, disparage Company, its officers or directors or otherwise make comment adverse to Company concerning any aspect of the business or practices, past or present, of Company

      9. Injunctive Relief. If there is a breach or threatened breach by Employee of any of the provisions of Sections 6, 7 or 8 of this Agreement, Company shall be entitled to an injunction from a court of competent jurisdiction restraining Employee from such breach. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies against Employee for such breach or threatened breach.

      10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and sent by certified mail to his residence in the case of Employee, or to the Secretary, Weirton Steel Corporation, Three Springs Drive, Weirton, West Virginia 26062, in the case of Company.

      11. Waiver of Breach. A waiver by Company or Employee of a breach of any provision of this Agreement by the other party shall be in writing and shall not operate or be construed as a waiver of any subsequent breach by the other party.



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      12.   Arbitration. Subject to the provisions of the first sentence of
Section 9 hereof, any dispute between Employee and Company arising under this Agreement, whether or not a case or controversy, shall be resolved solely by arbitration in Pittsburgh, Pennsylvania in accordance with the rules of the American Arbitration Association, and judgment upon any award may be entered in any court having jurisdiction thereof.

      13. Legal Fees and Expenses. Company shall promptly reimburse Employee for the reasonable legal fees and expenses incurred by Employee in connection with enforcing any right of Employee pursuant to and afforded by this Agreement; provided, however, that Company only will reimburse Employee for such legal fees and expenses if, in connection with enforcing any right of Employee pursuant to and afforded by this Agreement, either (i) a judgment has been rendered in favor of the Employee by a duly authorized court of law; (ii) an arbitration award in favor of the Employee has been issued; or (iii) Company and Employee have entered into a settlement agreement providing for the payment to Employee of any or all amounts due hereunder.

      14. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties, superseding any prior agreement or arrangement between the parties concerning the employment of Employee by Company, whether written or oral, and any such agreements are null and void except that any prior stock option agreements between the Company and the Employee shall continue to be obligations of Company and Employee. This Agreement may be changed only by a writing signed by the party against whom enforcement is


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sought. This Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of laws.

      15. Severability. If any provision of this Agreement or the application thereof to any circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

      16. Termination of Term of Agreement. If Employee, in the reasonable opinion of Company, breaches Section 8 of this Agreement by disparaging the Company, its officers or directors or breaches a confidentiality agreement between the Company and the Employee, which are respectively defined as events of just cause in Sections 2(b)(2)(iv) and (v), Company, in its sole discretion and without waiving any other right it has or may have under this Agreement or under any other agreement or policy applicable to the Employee, may provide written notice to the Employee that the term of this Agreement is ended immediately upon delivery of such notice. The termination of the term of this Agreement pursuant to this Section 16 shall not be deemed an assignment of other duties or a change in reporting relationships under Sections 2(b)(3)(x) or (y) of this Agreement and the termination of the term pursuant to this Section 16 shall not be constructive or actual discharge of Employee from employment with Company for purposes of this Agreement. No Lump Sum Payment under Section 2(b)(3) of this Agreement will be due or payable in connection with or as a result of delivery of the notice pursuant to this Section 16 ending the term of this Agreement. If a notice of the termination pursuant to this Section 16 of


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the term of this Agreement is delivered to Employee, he will immediately become an employee at will of the Company without benefit of this Agreement or any other employment agreement or representation of continued employment, express or implied.

      IN WITNESS WHEREOF, the parties have executed this agreement as of the day first hereinabove written.

                                    WEIRTON STEEL CORPORATION

                                    By
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                                    Title
                                          -------------------------------------


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                                                  John H. Walker







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